Exhibit 10.20

congatec AG
Auwiesenstrasse 5
94469 Deggendorf
Germany

Deggendorf, October 31, 2012

Payment Guarantee

Everfine Industrial Corporation, 10F-3, No. 270, Sec 4, Chung Hsiao E. Rd, Taipei, Taiwan 10694

- hereinafter being referred to as Customer -

is under the obligation to provide to

Arrow Central Europe GmbH, Max-Planck Strasse 1-3, 63303 Dreieich, Germany
- hereinafter being referred to as Contractor -

a guarantee to secure the Contractor’s claims for payment for the Contractor’s deliveries to the Customer in accordance with the “New supply line model (NSLM) for Intel Components” entered into by and among the Customer, the Contractor and Congatec AG, Auwiesenstrasse 5, 94469 Deggendorf, Germany, on October 31, 2012. The NSLM agreement is attached hereto as Annex 1 constituting an essential part of the contract.

Based on the foregoing, we,

Congatec AG, Auwiesenstrasse 5, 94469 Deggendorf, Germany,

assume a guarantee for any and all of the Contractor’s claims for payment against the Customer under the aforementioned agreement and its amendments up to a maximum amount of

€1,500,000 (in words: one million five hundred thousand euro)

but only with regard to the amount exceeding the respective limit of the trade credit insurance.

The claim for payment under this guarantee shall be due if all of the following proofs and documents have been submitted to the guarantor:

1.              Proof of correct delivery by submitting the relevant delivery note;

2.              Proof of invoicing by submitting a copy of the original invoice issued to the Customer;

3.              Proof of two reminders by ARROW following the due date of the invoice in the ordinary course of business by submitting a copy of the reminders;

4.              Proof of the amount of the existing trade credit insurance to be submitted by the Contractor;

5.              Affirmation by the Contractor that the Customer has not paid despite correct delivery, invoice and reminders and that the claimed amount has not been paid under the trade credit insurance.

We may only be held liable to make payment in cash under this guarantee. We waive any defense of unexhausted remedies, avoidance and set-off unless the counterclaim of congatec AG is final and absolute.

We are not entitled to disengage us from the guarantee by depositing the guaranteed amount. If several guarantees are assumed with regard to the aforementioned transaction, each guarantor shall be liable for the amount guaranteed by him.

Unless this guarantee has been called before, it shall expire upon the complete satisfaction of the Contractor’s aforementioned claims for payment resulting from the “Agreement Settlement Intel - business New supply line model (NSLM) for Intel Components” dated October 31, 2012. The deed of guarantee is then to be returned to us.

Any claims against us under this guarantee shall not become time-barred prior to the expiration of the limitation period of the claims against the Contractor secured hereby.

Claims under this guarantee shall not be assignable.

This guarantee is subject to the laws of the Federal Republic of Germany.

Place of performance for payment and place of jurisdiction is Deggendorf, Germany.

In the event any of the aforementioned provisions is invalid, the validity of the remaining provisions of this guarantee shall not be affected thereby.

Deggendorf, October 31, 2012

/s/ Gerhard Edi
(signature of guarantor)